SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
Registration Statement Under
The Securities Act of 1933

COMMUNITY BANCORP.
(exact name of registrant as specified in its charter)

Vermont	03-0284070
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

U.S. Route 5, Derby, Vermont 05829
(802) 334-7915
(Address of principal executive offices and telephone number, including area code)

Richard C. White, Chairman & CEO	With a copy to:
Community Bancorp.	Denise J. Deschenes, Esquire
P.O. Box 259	Primmer & Piper, P.C.
Derby, VT 05829	421 Summer Street
(802) 334-7915	St. Johnsbury, VT 05819
(802) 748-5061

(Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [X]

Reg. No. 333-40308

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee

		Proposed	Proposed
		maximum	maximum
Title of each	Amount	offering	aggregate
class of securities	to be	price per	offering	Amount of
to be registered	registered(1)	share(2)	price(2)	registration fee

Common Stock,
$2.50 par value	250,000 shs.	$17.58	$4,395,000	$517.29

(1)

Pursuant to Rules 416(a) and (b), this Registration Statement is intended to cover such number of additional shares of the Company's common stock as may be necessary to prevent dilution of the shares initially registered hereby resulting from stock splits or stock dividends, if any, occurring after the effective date of this Registration Statement.

(2)

Estimated solely for the purposes of calculating the registration fee and, pursuant to Rule 457(c), based on the average of the bid and ask price of the Company's Common Stock on July 26, 2005, as reported on the OTC Bulletin Board®.

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P.O. Box 259
Derby Road
Derby, VT 05829-0259
(802) 334-7915
________________________

DIVIDEND REINVESTMENT PLAN
250,000 Shares of Common Stock
________________________

The Community Bancorp. Dividend Reinvestment Plan provides a simple and convenient way for shareholders to purchase additional shares of the Company's common stock through reinvestment of cash dividends, without payment of brokerage commissions or service charges.

There is no active public trading market in the Company's common stock and the Company cannot provide any assurance that such a market will develop in the future. Various brokerage firms attempt to match buyers and sellers of the Company's stock when they receive buy or sell orders from their customers, but trading is infrequent. Limited information on trades in the Company's stock effected through various brokerage firms is reported on the website of the OTC Bulletin Board® (www.otcbb.com) under the symbol "CMTV."

The purchase price of shares under the plan is the greater of (1) the book value of the Company's stock as of the end of the preceding fiscal quarter, or (2) the weighted average of the daily high and low trading prices in trades of the Company's stock reported on the OTC Bulletin Board® for the preceding fiscal quarter for all days on which a trade occurred. (See "COMMUNITY BANCORP. DIVIDEND REINVESTMENT PLAN," Question 14).

Community National Bank (the "Bank"), a wholly-owned subsidiary of the Company, has been designated as the agent for participants in the plan. Participants have voting rights as to all shares of common stock purchased for them under the plan.

This prospectus relates to 250,000 shares of the Company's $2.50 par value common stock registered for purchase under the plan.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2005.

You should retain this prospectus for future reference.

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FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe-harbor" for forward-looking statements that are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, unless the context implies otherwise, we and our subsidiary, Community National Bank, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management's expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those described below:

*	Our ability to expand into new markets and to maintain profit margins in the face of pricing pressures.

*	Our ability to keep pace with technological changes.

*	Our ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers and potential customers.

*	Our ability to effectively manage interest rate risk, market risk, credit risk and operational risk.

*	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposures so as to maintain sufficient capital and liquidity to support our business.

*	The cost and other effects of material contingencies, including litigation contingencies.

*

Further easing of restrictions on non-bank participants in the financial services industry, such as credit unions, securities brokers and dealers, investment companies, nonbank lenders and finance companies, may increase competitive pressures.

*	Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins.

*

Possible adverse changes in general economic and business conditions in the United States and the Northeast in general and in the communities we serve in particular may lead to deterioration in credit quality, thereby increasing provisioning costs, or a reduced demand for credit, thereby reducing earning assets.

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*	The threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty.

*

Possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on our business.

*	Possible changes in consumer and business spending and saving habits could affect our ability to increase assets and to attract deposits.

*	Recent changes in Vermont laws favorable to state-chartered credit unions could increase competition from these tax-favored competitors.

The words "believe," "expect," "anticipate," "project," and similar expressions signify forward-looking statements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the Commission for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. We assume no obligation to update any forward-looking statements that are made from time to time.

THE COMPANY

Community Bancorp. (the "Company," "we," "us," "our") is a Vermont corporation organized in 1982 and is a registered bank-holding company under the federal Bank Holding Company Act of 1956, as amended. We have one wholly-owned subsidiary, Community National Bank (the "Bank") headquartered in Derby, Vermont and substantially all of our business operations are conducted through it. The Bank provides a complete range of retail banking services to the residents and businesses in northeastern and central Vermont. These services include checking, savings and time deposit accounts, mortgage, consumer, municipal and commercial loans, safe deposit and night deposit services, 24 hour telephone banking and internet banking. In addition, we have a non-controlling interest in Community Financial Services Group, LLC, a Vermont-chartered nondepository trust and investment management affiliate.

The address and telephone number of our principal offices are: PO Box 259, Derby, Vermont 05829-0259; (802) 334-7915. You can find more information about the Company at our internet website (http://www.communitybancorpvt.com).

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COMMUNITY BANCORP. DIVIDEND REINVESTMENT PLAN

Purpose

1.	What is the purpose of the plan?

The plan provides a convenient and economical way for our shareholders to purchase additional shares of the Company's common stock, without payment of brokerage commissions or service charges. Shares of common stock purchased under the plan will consist of newly-issued or treasury shares, thereby providing additional funds for the Company's continuing operations and general corporate purposes.

Benefits

2.	What are the benefits of the plan?

The plan offers participants a number of benefits. Participants reinvest their cash dividends automatically in shares of the Company's common stock without payment of any brokerage commissions or service charges. In addition, because the plan provides for the purchase of fractions of shares and for reinvestment of dividends on fractional, as well as whole, shares, participants obtain full investment use of funds. Participants also avoid the risk of theft, loss or accidental destruction of stock certificates because shares purchased under the plan are held in book entry form (see question 18). In addition, the regular statement of account furnished to participants (see question 15) facilitates simplified record keeping.

3.	What are the disadvantages of the plan?

Because the purchase price of shares under the plan is based on weighted average daily high and low trading price information for each quarter that is not readily available or compiled for public disclosure (see question 14), participants will not know the actual price per share paid or the number of shares purchased, until they receive their regular quarterly plan account statement.

In addition, participants cannot pledge shares held in book entry for their plan account (see question 26).

Participation

4.	Who is eligible to participate?

Except as otherwise provided in the response to question 6 below, all shareholders of record of the Company's common stock are eligible to participate in the plan. You are a "shareholder of record" if your shares of the Company's common stock are registered in your own name rather than in the name of a third party, such as your bank or broker.

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Employees of the Company or the Bank who participate in the Company's Retirement Savings Plan and who have invested in the Company stock fund under that Plan will be enrolled in the Dividend Reinvestment Plan automatically, through the Trustee of the Retirement Savings Plan as the shareholder of record.

5.	How do I participate if my shares are held by my bank or broker and registered in "street name" or in the name of a trustee or other nominee?

If shares of the Company's common stock are held on your behalf in the name of your bank or broker (held in "street name"), or by a trustee or other nominee holder, in order to participate in the plan you will need to arrange with your bank, broker, trustee or other nominee, as the shareholder of record, to participate in the plan on your behalf.

6.	Are there limitations on participation in the plan other than those described above?

The Company retains the right to decide, for any reason, not to allow a shareholder to participate in the plan even if the shareholder qualifies for participation.

For example, some shareholders may be residents of jurisdictions in which the Company determines that it may not be legally or economically practicable to offer our stock under the plan, and accordingly residents of those jurisdictions may be precluded from participating in the plan.

A shareholder's right to participate in the plan is not transferable.

7.	Is there an enrollment fee?

There is no set-up or other fee for enrolling in the plan.

8.	Who administers the plan?

The Company's wholly-owned subsidiary, Community National Bank (the "Bank"), serves as plan administrator and agent for the participants, keeps plan records, sends statements of account to participants or their nominee holders and performs other administrative duties relating to the plan. The Company reserves the right to designate a successor administrator or co-administrator at any time and without notice to participants.

9.	How do eligible shareholders enroll in the plan?

Eligible shareholders may enroll in the plan at any time by completing and signing an authorization card and returning it to Community National Bank, Derby Road, Derby, Vermont 05829-0259, Attention: Shareholder Services. An authorization card is enclosed for your convenience. If you lose or misplace your card, you may obtain a new one at any time by calling Corporate Secretary Chris Bumps ((802) 334-7915) or writing to the Bank at the foregoing address.

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As stated above at question 4, employees of the Company or the Bank who participate in the Company stock fund portion of the Company's Retirement Savings Plan will be enrolled in the Dividend Reinvestment Plan automatically through the Trustee of the Retirement Savings Plan.

10.	When may a shareholder join the plan?

An eligible shareholder may join the plan at any time. In general, if the Bank receives an authorization card directing reinvestment of dividends at least ten (10) days before the record date established for a particular cash dividend, reinvestment will commence with that dividend. If the Bank receives the authorization card after the time prescribed, unless otherwise waived by the Bank, reinvestment of dividends will not begin until the dividend payment date following the next record date, as applicable. The record dates for determining shareholders entitled to payment of quarterly dividends on the Company's common stock generally fall on the fifteenth day of the months of January, April, July and October. Enrollment in the plan for residents of certain jurisdictions may, however, be delayed pending compliance with applicable state or foreign securities laws. And, as noted in question 6, the Company has the right in its discretion to decline to offer the plan to any shareholder or to decline to accept an enrollment authorization from any shareholder.

11.	Do participants bear any expenses in connection with purchases under the plan?

No. Participants will incur no brokerage commissions or service charges for purchases made under the plan. All costs of administering the plan will be paid by the Company. However, any participant who directs the plan administrator to sell shares of common stock held in his or her plan account will be responsible for any brokerage fees incurred in connection with such sale (see question 19).

12.	How many shares of common stock will be purchased for participants?

The number of shares purchased for a participant depends on the amount of the cash dividends reinvested and the purchase price of the common stock. Each participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested, divided by the purchase price per share (see question 14). In the case of those foreign holders whose dividends are subject to United States income tax withholding or in the case of those participants who are subject to withholding of payment of dividends because of (1) failure to provide proper taxpayer identification numbers or (2) under-reporting of income on tax filings with the Internal Revenue Service, the amount of dividends invested will be less the amount required to be withheld.

13.	When will shares of common stock be purchased under the plan?

Purchases under the plan will be made on the dividend payment date or as soon thereafter as practicable, but no later than thirty (30) days thereafter, unless necessary to comply with applicable securities laws. Cash dividends on the Company's common stock are ordinarily paid on or about the first day of the months of February, May, August and November.

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14.	What is the purchase price of shares under the plan?

As of the date of this prospectus, there is no established public trading market for the common stock of the Company. Shares of the Company's common stock are not traded on any national or regional exchange or in the Nasdaq stock market, and no dealer makes a market in the common stock. Various brokerage firms ordinarily attempt to match buyers and sellers of the Company's stock when they receive buy or sell orders from their customers, but trading is not active. In addition to transactions through brokerage firms, there are occasionally trades made in private transactions not involving any broker. As discussed below under "NATURE OF TRADING MARKET; BOOK VALUE; CASH DIVIDENDS," limited trading information for trades made through various brokerage firms is available through the OTC Bulletin Board®. The Company utilizes high and low daily trade price information compiled by the OTC Bulletin Board® in calculating the purchase price for shares under the plan.

The price at which shares are purchased under the plan is the greater of (i) the book value of the Company's common stock as of the end of the preceding fiscal quarter, or (ii) the weighted average of the daily high and low trading prices of the Company's shares in trades made in the over-the-counter market during the preceding fiscal quarter for all days on which a trade occurred, as reported on the OTC Bulletin Board®. The "weighted average" price takes into account the number of shares purchased on a particular date (daily trading volume).

Reports to Participants

15.	What kind of reports and other information do participants receive?

Participants (other than employees who participate through the Company's Retirement Savings Plan) receive a statement of account for each quarter in which dividends are reinvested. Each statement contains the date of the purchase, the amount of dividends reinvested, the purchase price per share, the number of shares acquired (including fractional shares to four decimal places) and the total number of shares held before and after the purchase. These statements provide participants with a record of the cost of purchases and should be retained for tax purposes.

Employees who participate in the plan through investment in the Company stock fund under the Company's Retirement Savings Plan receive reports of their Retirement Savings Plan accounts from the Trustee of that Plan, including dividend reinvestment purchases, as provided by the terms of the Retirement Savings Plan.

Like other Company shareholders, plan participants also receive copies of the Company's annual and quarterly reports to shareholders, proxy statements and other shareholder information. Because statements of account and other shareholder mailings are furnished to shareholders of record, beneficial owners who participate in the plan through a nominee holder should make appropriate arrangements with their nominee holder for forwarding such materials to them (see question 5).

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Employees who participate in the plan through investment in the Company stock fund under the Company's Retirement Savings Plan are furnished with copies of such reports, proxy statements and other information either by the Company or by the Trustee or administrator of the Retirement Savings Plan.

Dividends

16.	Are participants credited with dividends on all whole and fractional shares held in their plan account?

Yes. Dividends on both whole and fractional shares held by participants on the dividend record date are credited to their plan account and automatically reinvested to purchase additional shares of common stock.

17.	May dividends be reinvested on less than all shares owned?

A shareholder may not choose to have dividends reinvested on less than all shares registered in the same name. However, if a shareholder owns shares registered in more than one name (such as, for example, shares registered in the name "John Doe" and others registered in the name "J. Doe") then the shareholder may choose to participate in the plan as to the shares registered in one name but not in the other. Shareholders are reminded that dividends on all shares registered in the name in which their plan account is maintained will be reinvested, even shares purchased outside the plan, and regardless of whether the shares are represented by certificates or held in book entry.

Certificates for Shares

18.	Are certificates issued for shares of common stock purchased under the plan?

Unless requested, certificates for shares of common stock purchased under the plan are not ordinarily issued. Rather, shares purchased under the plan are credited in book entry form to the participant's account. The total number of shares registered to a participant in the name in which the plan account is maintained are shown on the quarterly account statement, whether those shares are represented by certificates or are held in book entry. Holding shares in book entry form protects participants against loss, theft or destruction of stock certificates.

Certificates for any number of whole shares credited to a participant's account (other than employees who participate through the Retirement Savings Plan) will be issued without charge within thirty (30) days of receipt of a written request. Fractional shares will be settled in cash; certificates representing fractional shares will not be issued under any circumstances. Cash settlement of fractional shares is based on the purchase price of the Company's common stock under the plan for plan purchases made during the immediately preceding quarter. Even if a certificate is issued representing shares previously held in book entry form, as long as the share certificate(s) are

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registered in the same name in which the plan account is maintained, dividends paid on the shares represented by those certificates will continue to be reinvested under the plan.

Dividend Reinvestment Plan accounts for employees who participate through the Company's Retirement Savings Plan are subject to all applicable withdrawal restrictions of that Plan.

Sale and Withdrawal of Shares

19.	May a participant sell or transfer shares purchased under the plan?

A participant (other than an employee who participates through the Company's Retirement Savings Plan) who wishes to sell or transfer all or a portion of the whole shares credited to his or her plan account must either request that certificates be issued representing such shares, or alternatively, may direct the Bank to arrange for sale of the shares. If a participant directs the Bank to arrange for sale of shares of common stock held in his or her account, the participant will be responsible for any brokerage commissions and charges incurred in connection with that sale. Fractional shares will be settled in cash (see question 18).

Dividend Reinvestment Plan accounts for participants in the Company stock fund under the Retirement Savings Plan are subject to applicable provisions for changing investment elections and applicable withdrawal restrictions of that plan.

20.	What happens if a participant sells or transfers all shares of common stock that are registered in the name in which the plan account is maintained?

If a participant disposes of all of his or her whole shares of common stock registered in the name in which the plan account is maintained, the plan account will be terminated and the shareholder will be paid in cash for any remaining fractional share. Cash settlement of fractional shares is based upon the purchase price of the Company's common stock under the plan for the immediately preceding quarter.

In the case of an employee who participates in the plan through the Company's Retirement Savings Plan, such participation will continue until the employee terminates his entire investment in the Retirement Savings Plan Company stock fund.

Termination of Participation

21.	How does a participant terminate his participation in the plan?

A participant (other than an employee who participates through the Retirement Savings Plan) may terminate his or her participation in the plan at any time by notifying the Bank in writing to that effect. To prevent further reinvestment of dividends under the plan, written notice of termination must be received at least ten (10) days prior to the dividend record date for the next dividend to be

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paid. A termination of participation card is enclosed with this prospectus and may be retained for future use. Following the effective date of termination of participation in the plan, cash dividends on shares previously subject to the plan will be paid in cash to the shareholder of record.

As noted in question 20, participation in the plan terminates automatically if the participant disposes of all of his or her whole shares registered in the name in which the plan account is maintained.

Employees who participate in the Dividend Reinvestment Plan through their investment in the Company stock fund under the Retirement Savings Plan may terminate their participation in the Dividend Reinvestment plan by terminating their investment in the Company stock fund. The procedures for terminating such investment are governed by the terms of the Retirement Savings Plan.

Other Information

22.	What shares are offered under the plan?

The Company has registered 250,000 shares of $2.50 par value common stock with the Securities and Exchange Commission for issuance under the plan. The shares issued from time to time under the plan will be newly-issued shares of the Company or treasury shares (shares previously issued and later reacquired by the Company).

23.	What happens if the Company issues a stock dividend or declares a stock split or has a rights offering?

Any stock dividend or shares resulting from stock splits with respect to full shares and fractional shares credited to a participant's account will be added to the account. If the Company issues to its shareholders rights to purchase additional shares or other securities, the rights will be distributed to participants, or the Bank, as the plan administrator, will seek instructions from the participants as to whether to exercise such rights on their behalf.

24.	Do participants have the right to vote the shares held in their plan account at meetings of the Company's shareholders?

Participants are furnished a proxy card and proxy statement for shareholder meetings and are entitled to vote any shares held in their plan account, including fractional shares.

Beneficial owners should make appropriate arrangements with their nominees to vote their shares indirectly, through the nominee as the shareholder of record.

Similarly, employees who participate in the plan through the Retirement Savings Plan will have the opportunity to vote the shares allocated to their account by furnishing written voting instructions to the Retirement Savings Plan Trustee, as the shareholder of record.

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25.	What are the federal income tax consequences of participation in the plan?

As of the date of this prospectus, the federal income tax consequences of participation in the plan for shareholders (other than employees who participate through their investment in the Company stock fund under the Retirement Savings Plan) are summarized below.

In general, participants will have the same federal income tax obligations with respect to reinvested dividends as they would with dividends not so reinvested.

	*	A participant will be treated as having received, on the dividend payment date, a distribution equal to the amount of the cash dividend payable on that date and reinvested under the plan.

	*	In the case of corporate shareholders, the amount of dividends received will be eligible for the dividends received deduction available under the Internal Revenue Code.

	*	The tax basis of any shares acquired through the plan will be the purchase price of the shares on the purchase date.

	*	The holding period for shares acquired through the plan will begin on the day after the dividend payment date.

*

A participant will not realize taxable income upon receipt of certificates for whole shares credited to his or her plan account, either upon request for such certificates or upon withdrawal from the plan.

*

A participant will recognize gain or loss upon the sale or exchange of whole shares measured by the difference between the amount he or she receives for the shares and his or her tax basis in such shares.

*

The receipt of cash for any fractional share upon withdrawal from the plan will be treated as a redemption of such fraction. In general, this means that a participant will recognize gain or loss measured by the difference between the amount of cash received in redemption of the fractional share and the participant's tax basis in such fractional share.

Employees who participate in the Dividend Reinvestment Plan through their investment in the Company stock fund will not recognize taxable income on reinvested dividends until such amounts are distributed to the employee in cash or stock. Distributions under the Retirement Savings Plan are generally prohibited until termination of employment or retirement or earlier death or disability and tax penalties may apply to early distributions.

The tax consequences of participating in the Dividend Reinvestment Plan will vary depending on your specific circumstances, including state or other jurisdiction of residence. You are therefore

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urged to consult your own tax advisor for further information as to the particular tax consequences -federal, state and local- which may result from your participation in the plan and subsequent disposition of shares purchased under the plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

26.	May participants pledge shares purchased for their plan accounts?

Participants may not pledge any shares of stock held in book entry form in their plan account. Any attempted pledge of such book entry shares will be null and void. If you wish to pledge shares held in book entry form under the plan, you must first obtain a certificate representing those shares (see question 18).

27.	What is the responsibility of the plan administrator?

In administering the plan, neither the Company nor its agents (including the Bank) will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of any of the following: (i) failure to terminate a participant's account upon participant's death or adjudicated incompetency prior to receipt of written notice of such event and passage of a reasonable time on which to act on such notice; (ii) the prices at which shares are purchased for the participant's account; (iii) the times when purchases are made; or (iv) fluctuations in the book value of the Company's common stock or the high and low daily trading price or daily trading volume of the stock in trades made in the over-the-counter market.

PARTICIPANTS ARE ADVISED THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE PLAN.

FURTHER, WHILE THE COMPANY HAS HISTORICALLY PAID REGULAR QUARTERLY CASH DIVIDENDS TO ITS SHAREHOLDERS, THE COMPANY CANNOT GUARANTEE THAT DIVIDENDS ON SHARES OF ITS COMMON STOCK MIGHT NOT BE REDUCED, SUSPENDED OR ELIMINATED IN THE FUTURE.

28.	Who bears the risk of fluctuations in the purchase price or value of the common stock?

The participant bears the risk of loss and realizes the benefits of any gain from changes in the purchase price under the plan or in the value of shares held by him in the plan or otherwise. A participant's investment in shares acquired under the plan is no different from investment in directly-held shares in this regard.

29.	May the plan be changed or discontinued?

While the Company at the present time expects to continue the plan indefinitely, we reserve the right to suspend, terminate or amend the plan at any time, including during the period between a dividend record date and the related dividend payment date. Participants will be notified in writing

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of any such suspension or termination or any material amendment to the plan. The Company also reserves the right to terminate any participant's plan account at any time.

30.	Who interprets the plan?

The Company interprets the terms of the plan and its determinations are final. Employees who participate in the plan by virtue of their participation in the Company stock fund under the Company's Retirement Savings Plan should be aware that in the event of a conflict between the terms of this plan and those of the Retirement Savings Plan, the terms of the Retirement Savings Plan will control.

USE OF PROCEEDS

Reinvested dividends will be retained by the Company and those funds will be available for use in its continuing operations and for its general corporate purposes. The Company has no basis for estimating either the number of shares of common stock that will ultimately be sold pursuant to the plan or the amount of dividends that will be reinvested.

NATURE OF TRADING MARKET; BOOK VALUE; CASH DIVIDENDS

Trading Market

As explained above in question 14, shares of stock purchased under the plan are purchased at the greater of (i) the book value of the common stock at the end of the preceding fiscal quarter, or (ii) the weighted average of the daily high and low trading prices of the Company's shares in trades made in the over-the-counter market during the preceding fiscal quarter, as reported on the OTC Bulletin Board®.

The Company's common stock is not traded on any exchange or in the Nasdaq stock market. There is at present no established public trading market for the Company's common stock and the Company cannot provide any assurance that a market will develop in the future. No broker currently makes a market in the Company's common stock. While various brokerage firms generally attempt to match buyers and sellers of the Company's stock when they receive buy or sell orders from customers, trading is not active. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and willing sellers of the stock at any given time and such presence is, in turn, dependent upon the individual decisions of purchasers and sellers over which neither the Company nor any broker has control.

Limited information on daily trades in the Company's stock by various brokerage firms is reported by the OTC Bulletin Board® on its website (www.otcbb.com). The Company uses quarterly summaries of that information prepared by the OTC Bulletin Board® in its purchase price calculation under the plan. These quarterly summaries are available from the OTC Bulletin Board® by purchase only and are not posted on its website.

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The table below sets forth (i) the ranges of high and low prices paid per share for the Company's common stock in trades made through various brokerage firms, as reported on the OTC Bulletin Board®, for each quarter during the last three calendar years and during the first and second quarters of 2005, (ii) weighted average high and low trade price information for each quarter, and (iii) the amount of cash dividends declared in each quarter. The information in the table has been restated to give effect to a 5% stock dividend declared in 2005.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2002 Trade Price
High	$14.72	$16.96	$17.46	$16.46
Low	$13.47	$13.72	$14.47	$14.07
Weighted Average Price	$13.39	$13.76	$14.89	$14.90
Cash Dividends Declared	$ 0.15	$ 0.15	$ 0.15	$ 0.15

2003 Trade Price
High	$15.68	$18.53	$17.10	$16.63
Low	$13.78	$13.97	$14.25	$14.73
Weighted Average Price	$14.45	$15.64	$15.07	$15.53
Cash Dividends Declared	$ 0.15	$ 0.15	$ 0.15	$ 0.15

2004 Trade Price
High	$18.05	$17.10	$16.15	$19.95
Low	$14.96	$15.58	$14.73	$14.73
Weighted Average Price	$15.63	$16.16	$15.50	$15.78
Cash Dividends Declared	$ 0.16	$ 0.16	$ 0.16	$ 0.16

2005 Trade Price
High	$18.05	$18.00
Low	$14.96	$15.75
Weighted Average Price	$16.33	$16.79
Cash Dividends Declared	$ 0.16	$ 0.17

Participants are advised that the above trading price information reflects only trades reported on the OTC Bulletin Board® and that management of the Company does not know the price at which all trades were conducted during the periods indicated. Further, past trading prices are not necessarily indicative of future trading prices or of the intrinsic value of the common stock, particularly since there is no active public trading market in the Company's stock.

Book Value

The table below shows the per share book value of the Company's common stock as of the dates indicated. Except for year-end figures, which are based on audited financial information, the book values below are based on unaudited quarterly financial information. Book value information has been restated to reflect 5% stock dividends declared in 2002 and 2005.

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	2002	2003	2004	2005

March 31	$6.06	$6.76	$6.92	$6.94
June 30	$6.29	$6.94	$6.85	$7.03
September 30	$6.49	$6.93	$6.94
December 31	$6.52	$6.81	$6.96

DESCRIPTION OF COMMON STOCK

The following briefly summarizes certain provisions of our Amended and Restated Articles of Association and By-laws and applicable Vermont law that would be important to holders of our common stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Amended and Restated Articles of Association and By-laws, which have been filed previously with the Commission as exhibits to our periodic reports filed pursuant to Section 13(a) of the Securities Exchange Act of 1934.

General

Under our Amended and Restated Articles of Association, we are authorized to issue a total of 6,000,000 shares of common stock having a par value of $2.50 per share. As of June 30, 2005, 4,055,793 shares of common stock were outstanding and 198,609 shares held in treasury (shares previously issued and later acquired by the Company). All outstanding shares of common stock are fully paid and nonassessable. Our common stock is not listed on any exchange or quoted on NASDAQ.

Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders will share ratably in any assets remaining after all creditors are paid in full.

Dividends

Holders of common stock are entitled to participate equally in dividends when our board of directors declares dividends on shares of common stock out of funds legally available for shareholder distribution, and participate equally in any stock dividends. The availability of funds for the Company to pay dividends depends largely on the availability of funds for the Bank to pay dividends to the Company. In some circumstances, applicable banking laws could limit those available funds.

Voting Rights

Holders of common stock are entitled to one vote for each share held of record on all matters voted on by shareholders, including the election of directors. Generally, matters submitted to vote of our shareholders, including election of directors, require the affirmative vote of at least a majority of the shares represented in person or by proxy at a meeting at which a quorum is present. A quorum for the conduct of business is a majority of the shares entitled to vote on the matter.

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Limitation of Director Liability

As permitted by the Vermont Business Corporation Act, Article Sixteen of the Company's Amended and Restated Articles of Association provides that a director will not have any personal liability to the Company or its shareholders for money damages for any act or omission based on a failure to discharge his or her statutory duties as a director, except for liability relating to (i) any improper financial gain to which the director was not entitled; (ii) an intentional reckless infliction of harm on the Company or its shareholders; (iii) authorization of unlawful distributions; or (iv) an intentional or reckless criminal act. Any future amendment or repeal of the liability limiting provision would apply prospectively only and not to any act or omission occurring before the effective date of such amendment or repeal.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of common stock would have the right to a ratable portion of assets remaining after satisfaction in full of the prior claims of our creditors.

Certain Provisions That May Have an Anti-Takeover Effect

Our Amended and Restated Articles of Association and By-laws contain certain provisions that may have an anti-takeover effect.

Board of Directors Classification. We have a staggered, or classified, board of directors. Our board of directors is divided into three classes with the members of each class serving a three-year term. The members of only one class of directors are elected each year at our annual meeting of shareholders. It therefore takes at least two years to elect (or replace) a majority of our directors.

Amendment of Articles of Association and By-laws. For us to amend our Amended and Restated Articles of Association, Vermont law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a shareholders' meeting to adopt the amendment. Generally, amendments to our Amended and Restated Articles of Association require the affirmative vote of a majority of our outstanding stock and amendments to our By-laws may be adopted by vote of the directors or by affirmative vote of a majority of the common stock present in person or by proxy at a meeting at which a quorum is present. As described below, however, certain amendments to our Amended and Restated Articles of Association and By-laws may require a supermajority shareholder vote.

The vote of the holders of at least 75% of outstanding shares of our capital stock entitled to vote in an election of directors (that is, the common stock) is required to adopt any amendment to our Amended and Restated Articles of Association and By-laws that relates to the provisions of our Amended and Restated Articles of Association and By-laws that govern the size and classification of our board of directors, the vote required to elect our directors and the term of service and procedure for removal of our directors.

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Consideration of "Other Constituencies." Under the Vermont Business Corporation Act, a director must generally discharge his or her duties

*	in good faith;

*	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

*	in a manner he or she reasonably believes to be in the corporation's best interests.

In determining what is in the corporation's best interests, the Vermont Business Corporation Act permits directors of corporations, such as Community Bancorp., that have a class of voting stock registered under the Securities Exchange Act of 1934, to consider other interests beyond those of the corporation's shareholders. In particular, directors may consider the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations, including those of any community in which any offices or facilities of the corporation are located; and any other factors the director in his or her discretion reasonably considers appropriate in determining what he or she reasonably believes to be in the best interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Effect of These Provisions. The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors' ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. None of these provisions was adopted in response to any specific effort by a third party to accumulate our stock or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.

Repurchase of Shares

Our Amended and Restated Articles of Association permit the repurchase of our common stock to the extent of the Company's unreserved and unrestricted earned surplus and unreserved and unrestricted capital surplus. Under the Vermont Business Corporation Act, we may repurchase shares of our capital stock, except if it would constitute an unlawful distribution to the selling shareholder. In general, distributions are permissible under the Vermont Business Corporation Act unless, after the distribution, we would be unable to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount required to satisfy any preferential rights of shareholders upon dissolution or liquidation. We do not have any such preferential liquidation rights in favor of any securityholders.

Because we are a bank holding company, repurchases of our shares in excess of certain volume limitations would be subject to prior approval by the Federal Reserve under the federal Bank Holding Company Act.


Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is currently our wholly-owned subsidiary, Community National Bank. However, our board of directors has the right to name a new transfer agent at any time.

INDEMNIFICATION

The officers, directors, agents and employees of the Company and persons serving as directors, officers, agents or employees of another entity at the request of the Company are entitled to indemnification under the Amended and Restated Articles of Association and By-laws of the Company. Generally, they are entitled to indemnification against expenses incurred in connection with any suit, action or proceeding to which they are made a party by reason of their position with the Company. Under the Vermont Business Corporation Act and the Company's Amended and Restated Articles of Association and By-laws, the standard for indemnification is generally that the individual must have acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company.

Management is not aware of any pending or threatened litigation that might result in claims for indemnification against the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the officers or directors of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file proxy statements, annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy documents we file with the Commission at the Commission's public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for further information on the public reference room. Copies of documents we file with the Commission are also available through commercial document retrieval services or by accessing the Commission's Internet website (http://www.sec.gov).

This prospectus is a part of a registration statement that we filed with the Commission covering the shares offered for purchase under the plan. As permitted by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying at the Commission's public reference facilities and on the internet as set forth above.

The Commission allows the Company to "incorporate by reference" into this prospectus the information in various documents we file with the Commission. That means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus


and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the Commission, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the updated information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below that have been filed with the Commission, and any future filings we make with the Commission after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1.	The Company's Annual Report on Form 10-K for the year ended December 31, 2004;

2.	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

3.	The Company's Current Reports on Form 8-K, filed on January 14, January 27, March 16, April 8, April 11, May 12, June 21 and July 19, 2005.

You may request a copy of any of these filings, at no cost, by writing or calling: Community Bancorp., P.O. Box 259, Derby, Vermont 05829-0259, (802) 334-7915, Attention: Chris Bumps, Corporate Secretary.

EXPERTS

The consolidated financial statements and schedules of Community Bancorp. for the year ended December 31, 2004, appearing in its Annual Report on Form 10-K for the year then ended, have been audited by Berry, Dunn, McNeil & Parker, independent registered public accountants, as set forth in their report with respect thereto dated January 14, 2005, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINION

The validity of the shares of common stock offered under the plan will be passed upon for Community Bancorp. by the law firm of Primmer & Piper, Professional Corporation, St. Johnsbury, Vermont. Certain members of the firm, of counsel attorneys and employees beneficially own shares of the Company's common stock.

CORRESPONDENCE

All correspondence concerning the plan should be addressed to:

Community National Bank
Shareholder Services
P.O. Box 259
Derby, VT 05829-0259
ATTN: Chris Bumps, Corporate Secretary
(802) 334-7915

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TABLE OF CONTENTS

	Page

Forward-Looking Statements	2
The Company	3
Community Bancorp. Dividend
Reinvestment Plan	4
Purpose	4
Benefits	4	P.O. Box 259
Participation	4	Derby Road
Reports to Participants	7	Derby, VT 05829-0259
Dividends	8	(802) 334-7915
Certificates for Shares	8
Sale and Withdrawal of Shares	9
Termination of Participation	9
Other Information	10
Use of Proceeds	13	______________________
Nature of Trading Market; Book
Value; Cash Dividends	13	DIVIDEND REINVESTMENT PLAN
Trading Market	13	______________________
Book Value	14
Description of Common Stock	15
General	15
Dividends	15
Voting Rights	15	PROSPECTUS
Limitation of Director Liability	16
Liquidation Rights	16
Certain Provisions That May
Have an Anti-Takeover Effect	16
Repurchase of Shares	17	Dated July 29, 2005
Transfer Agent and Registrar	18
Indemnification	18
Where You Can Find More
Information	18
Experts	19
Legal Opinion	19
Correspondence	19


PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC registration fee	$517.29
Printing and word processing*	$3,100.00
Legal fees and expenses*	$5,500.00
Accounting fees and expenses*	$1,500.00
Blue Sky filing fees and expenses*
(including counsel fees)	$3,00.00
Other Expenses*	$0.00

Total	$15,617.29

___________________
*Estimated, solely for purposes of this registration statement.

Item 15. Indemnification of Directors and Officers

Limitation of Director Liability.  As permitted by the Vermont Business Corporation Act, Article Sixteen of the Company's Articles of Association provides that the Directors will not have any personal liability to the Company or its shareholders for money damages for any act or omission based on a failure to discharge his or her statutory duties as a director, except for (1) the amount of any financial gain to which he or she was not entitled; (2) an intentional reckless infliction of harm on the Company or its shareholders, or (3) an intentional or reckless criminal act. Any future amendment or repeal of the liability limiting provision would apply prospectively only and not to any act or omission occurring before the effective date of such amendment or repeal.

Indemnification.  Sections 8.50 through 8.58 of the Vermont Business Corporation Act contain provisions governing the indemnification of corporate directors and officers. In general, the statute permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified individual must have had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Indemnification is not permitted with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

Indemnification may be made by a corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Vermont Business Corporation Act. That statutory indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Vermont Business Corporation Act, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article Eleven of the Company's Articles of Association authorizes the Board of Directors to adopt such Bylaws or other arrangements (including contracts) for indemnification of officers, directors and others as they deem advisable, to the extent not inconsistent with applicable law. The Board of Directors has adopted an implementing Bylaw (Article Nine) pursuant to that authority.

Insurance. The Company has purchased Directors and Officers Liability Insurance.

Item 16. Exhibits

5	Opinion of Primmer & Piper, P.C. re legality of Common Stock to be issued

23.1	Consent of Berry, Dunn, McNeil & Parker, independent registered public accountants

23.2	Consent of A.M. Peisch & Company, LLP, independent public accountants

23.3	Consent of Primmer & Piper, P.C. (contained in Exhibit 5)

99.1	Shareholder Authorization Form

99.2	Shareholder Termination Form

99.3	Letter to Shareholders (Draft)

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

            (iv) provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Derby, State of Vermont, on this 29th day of July, 2005.

COMMUNITY BANCORP.
[Registrant]

By:	/s/ Richard C. White

Richard C. White, Chairman and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of this 29th day of July, 2005.

Signature	Title

/s/ Thomas E. Adams	Director

Thomas E. Adams

/s/ Jacques R. Couture	Director

Jacques R. Couture

/s/ Elwood Duckless	Director

Elwood Duckless

/s/ Michael H. Dunn	Director

Michael H. Dunn

/s/ Rosemary M. Lalime	Director

Rosemary M. Lalime

/s/ Marcel M. Locke	Director

Marcel M. Locke

/s/ Anne T. Moore	Director

Anne T. Moore

/s/ Dale Wells	Director

Dale Wells

/s/ Richard C. White	Director and Chief Executive Officer

Richard C. White

/s/ Stephen P. Marsh	Director, President and Principal Financial Officer and
Accounting Officer
Stephen P. Marsh

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

_____________________

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_____________________

COMMUNITY BANCORP.

_____________________

EXHIBITS

EXHIBIT INDEX

Exhibit 5 & 23.3	Opinion and Consent of Primmer & Piper, P.C.

Exhibit 23.1	Consent of Berry, Dunn, McNeil & Parker, independent registered public accountants

Exhibit 23.2	Consent of A.M. Peisch & Company, LLP, independent public accountants

Exhibit 99.1	Shareholder Authorization Form

Exhibit 99.2	Shareholder Termination Form

Exhibit 99.3	Letter to Shareholders (Draft)

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